77C: Submission of matters to a vote of security holders

At the annual meeting of all shareholders of Corporate High Yield Fund III, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect James H. Bodurtha, Kenneth A. Froot, Robert C. Doll, Jr., Joe Grills, Herbert I. London, Roberta Cooper Ramo and Robert S. Salomon, Jr. to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

James H. Bodurtha

25,071,992

1,042,139

Kenneth A. Froot

25,074,438

1,039,693

Robert C. Doll, Jr.

25,071,781

1,042,350

Joe Grills

25,072,141

1,041,990

Herbert I. London

25,075,919

1,038,212

Roberta Cooper Ramo

25,070,036

1,044,095

Robert S. Salomon, Jr.

25,072,945

1,041,186

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

17,769,707

616,448

596,902

7,131,073

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

17,729,988

623,131

629,939

7,131,073